As filed with the Securities and Exchange Commission on September 30, 2026
Registration
No. 333-296956

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
N-14

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pre-Effective
Amendment No.
☐
Post-Effective Amendment No. 1
☒
(Check appropriate box or boxes)

JOHN HANCOCK COMVEST PRIVATE INCOME FUND
(Exact Name of Registrant as Specified in Charter)

360 S. Rosemary Avenue, Suite 1700
West Palm Beach, Florida 33401
(Address of Principal Executive Offices)

(561)
727-2000
(Area Code and Telephone Number)

Michael Altschuler, Esq.
Comvest Credit Managers, LLC
360 S. Rosemary Avenue, Suite 1700
West Palm Beach, Florida 33401
(561) 727-2000
(Name and Address of Agent for Service)

Copies to:
Richard Horowitz, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036

Approximate Date of Proposed Public Offering:
 As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed document.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-296956) of John Hancock Comvest Private Income Fund (as amended, the “Registration Statement”) is being filed solely for the purpose of updating certain exhibits to the Registration Statement. Other than Item 16 of Part C of the Registration Statement, no changes have been made to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 16 of Part C of the Registration Statement. The other contents of the Registration Statement are hereby incorporated by reference herein. Pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission.

PART C

OTHER INFORMATION

Item 16. Exhibits.

(1)(a)	Certificate of Trust of the Registrant (Filed as Exhibit (a)(1) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on October 25, 2024 and incorporated herein by reference).

(1)(b)	Certificate of Amendment of Certificate of Trust of the Registrant (Filed as Exhibit (a)(2) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on April 30, 2026 and incorporated herein by reference).

(1)(c)	Second Amended and Restated Declaration of Trust of the Registrant (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 23, 2026 and incorporated herein by reference).

(2)	Second Amended and Restated Bylaws of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 16, 2026 and incorporated herein by reference).

(3)	Not applicable.

(4)(a)	Agreement and Plan of Merger, dated as of June 22, 2026, by and among John Hancock Comvest Private Income Fund, Manulife Private Credit Fund, John Hancock Comvest Merger Sub, LLC, and, for the limited purposes set forth therein, Comvest Credit Managers, LLC (Filed as Annex A to the Registrant’s Definitive Proxy Statement/Prospectus filed with the U.S. Securities and Exchange Commission on September 16, 2026 and incorporated herein by reference).

(4)(b)	Amendment No. 1 to Agreement and Plan of Merger, dated as of September 29, 2026, by and among John Hancock Comvest Private Income Fund, Manulife Private Credit Fund, John Hancock Comvest Merger Sub, LLC, and, for the limited purposes set forth therein, Comvest Credit Managers, LLC (Filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 30, 2026 and incorporated herein by reference).

(5)	Dividend Reinvestment Plan (Filed as Exhibit (e) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on October 25, 2024 and incorporated herein by reference).

(6)(a)	Amended and Restated Investment Management Agreement (Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 23, 2026).

(6)(b)	Fifth Amended and Restated Expense Limitation and Reimbursement Agreement (Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 30, 2026 and incorporated herein by reference).

(7)(a)	Managing Dealer Agreement (Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 7, 2026 and incorporated herein by reference).

(7)(b)	Form of Distribution and Servicing Plan of the Registrant (Filed as Exhibit (h)(2) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on October 25, 2024 and incorporated herein by reference).

(8)	Not applicable.

(9)	Custody Agreement (Filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission on October 23, 2023 and incorporated herein by reference).

(10)	Form of Multiple Class Plan (Filed as Exhibit (k)(3) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on October 25, 2024 and incorporated herein by reference).

(11)	Opinion and Consent of Dechert LLP (Filed as Exhibit 11 to Pre-Effective Amendment No. 2 to the Registrant’s Proxy Statement/Prospectus on Form N-14 filed with the U.S. Securities and Exchange Commission on September 4, 2026 and incorporated herein by reference).

(12)	Opinion of Dechert LLP on tax matters (Filed herewith).

(13)(a)	Fifth Amendment to the Loan and Servicing Agreement (Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 16, 2026 and incorporated herein by reference).

(13)(b)	Sale and Purchase Agreement (Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 18, 2024 and incorporated herein by reference).

(13)(c)	Senior Secured Revolving Credit Agreement (Filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 25, 2026 and incorporated herein by reference).

(13)(d)	Amendment to Senior Secured Revolving Credit Agreement (Filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on August 13, 2026 and incorporated herein by reference).

(13)(e)	Administration Agreement (Filed as Exhibit (k)(1) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on April 30, 2026 and incorporated herein by reference).

(13)(f)	Form of Transfer Agent Servicing Agreement (Filed as Exhibit (k)(2) to the Registrant’s Registration Statement on Form N-2 filed with the U.S. Securities and Exchange Commission on October 25, 2024 and incorporated herein by reference).

(13)(g)	Comvest Trademark License Agreement (Filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission on October 23, 2023 and incorporated herein by reference).

(14)(a)	Consent of Independent Registered Public Accounting Firm (Filed as Exhibit 14(a) to Pre-Effective Amendment No. 2 to the Registrant’s Proxy Statement/Prospectus on Form N-14 filed with the U.S. Securities and Exchange Commission on September 4, 2026 and incorporated herein by reference).

(14)(b)	Consent of Independent Registered Public Accounting Firm (Manulife Private Credit Fund) (Filed as Exhibit 14(b) to Pre-Effective Amendment No. 2 to the Registrant’s Proxy Statement/Prospectus on Form N-14 filed with the U.S. Securities and Exchange Commission on September 4, 2026 and incorporated herein by reference).

(14)(c)	Report of Independent Registered Public Accounting Firm (John Hancock Comvest Private Income Fund) (Filed with John Hancock Comvest Private Income Fund’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 25, 2026 and incorporated herein by reference).

(14)(d)	Report of Independent Registered Public Accounting Firm (Manulife Private Credit Fund) (Filed with Manulife Private Credit Fund’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 25, 2026 and incorporated herein by reference).

(14)(e)	Report of Independent Registered Public Accounting Firm, with respect to the “Senior Securities” Table (John Hancock Comvest Private Income Fund) (Filed as Exhibit 14(e) to Pre-Effective Amendment No. 2 to the Registrant’s Proxy Statement/Prospectus on Form N-14 filed with the U.S. Securities and Exchange Commission on September 4, 2026 and incorporated herein by reference).

(15)	Not applicable.

(16)(a)	Form of Proxy Card of John Hancock Comvest Private Income Fund (Filed as Annex B to the Registrant’s Definitive Proxy Statement/Prospectus filed with the U.S. Securities and Exchange Commission on September 16, 2026 and incorporated herein by reference).

(16)(b)	Form of Proxy Card of Manulife Private Credit Fund (Filed as Annex C to the Registrant’s Definitive Proxy Statement/Prospectus filed with the U.S. Securities and Exchange Commission on September 16, 2026 and incorporated herein by reference).

(17)	Filing Fee Table (Filed as Exhibit 18 to the Registrant’s Proxy Statement/Prospectus on Form N-14 filed with the U.S. Securities and Exchange Commission on June 23, 2026 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of West Palm Beach, State of Florida on the 30th day of September, 2026.

JOHN HANCOCK COMVEST PRIVATE INCOME FUND

By:	/s/ Robert O’Sullivan
Name:	Robert O’Sullivan
Title:	Chief Executive Officer

As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert O’Sullivan Robert O’Sullivan	Chief Executive Officer and Trustee and Chairman of the Board of Trustees (Principal Executive Officer)	September 30, 2026

/s/ Cecilio M. Rodriguez Cecilio M. Rodriguez	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2026

/s/ Eric Rakowski Eric Rakowski	Trustee	September 30, 2026

/s/ Peter MacEwen Peter MacEwen	Trustee	September 30, 2026

/s/ David Lambert David Lambert	Trustee	September 30, 2026